Exhibit 4.1

                          AMENDMENT TO RIGHTS AGREEMENT
                                     BETWEEN

                         RIBOZYME PHARMACEUTICALS, INC.
                                       AND
                     AMERICAN STOCK TRANSFER & TRUST COMPANY


     This Agreement, made as of this 11th day of February, 2003, between Ribozyme Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York banking corporation, as rights agent (the "Rights Agent"), amends the Rights Agreement dated as of November 22, 2000 between the Company and the Rights Agent (the "Rights Agreement").

     WHEREAS, the Company and DLJ Capital Corporation, Sprout Capital IX, L.P., Sprout Entrepreneurs' Fund, L.P., Sprout IX Plan Investors, L.P., Venrock Associates, Venrock Associates III, L.P., Venrock Entrepreneurs Fund III, L.P., Granite Global Ventures (Q.P.) L.P., Granite Global Ventures L.P., Oxford Bioscience Partners IV L.P., mRNA Fund II, L.P. and TVM V Life Science Ventures GmbH & Co. KG (each an "Investor" and together the "Investors") intend to enter into a Common Stock and Warrant Purchase Agreement (the "Stock Purchase Agreement") pursuant to which the Investors will purchase shares of common stock, par value $0.01 per share ("Common Stock") of the Company and warrants (the "Warrants") to purchase shares of Common Stock of the Company.

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in order to reflect the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.

     NOW THEREFORE, intending to be legally bound, the Company and the Rights Agent hereby agree that the Rights Agreement is hereby amended as set forth below:

     1. Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

     Notwithstanding anything in this Rights Agreement to the contrary, no Investor, nor any Affiliates or Associates of such Investor individually or collectively, shall be deemed to be an Acquiring Person solely as a result of (i) the announcement, approval, execution or delivery of the Stock Purchase Agreement or (ii) the consummation of the transactions contemplated by the Stock Purchase Agreement.

     2. Section 1(r) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

     Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as a result of
     (i) the announcement, approval, execution or delivery of the Stock Purchase Agreement or (ii) the consummation of the transactions contemplated by the Stock Purchase Agreement.

     3. The following Section 1(s) is inserted into the Rights Agreement, and all subsequent subsections of Section 1 are renumbered accordingly, and all cross-references to such renumbered subsections are changed to refer to such subsections as if renumbered:

          1(s) "Stock Purchase Agreement" shall mean the Common Stock and Warrant Purchase Agreement dated as of February 11, 2003 by and among the Company and the Investors listed on Exhibit A thereto. The defined terms "Investor(s)" and "Warrants" used herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

     4. Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

     Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the announcement, approval, execution or delivery of the Stock Purchase Agreement or (ii) the consummation of the transactions contemplated by the Stock Purchase Agreement.

     5. Section 11(b)(ii) of the Rights Agreement is amended to add the following sentence at the end thereof:

     Notwithstanding anything in this Rights Agreement to the contrary, neither
     (i) the announcement, approval, execution or delivery of the Stock Purchase Agreement nor (ii) the consummation of the transactions contemplated by the Stock Purchase Agreement shall be deemed to be an event described in
     Section 11(b)(i) and shall not cause the Rights to be adjusted or exercisable in accordance with Section 11 or 12.

     6. Section 13(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

     Notwithstanding anything in this Rights Agreement to the contrary, neither
     (i) the announcement, approval, execution or delivery of the Stock Purchase Agreement nor (ii) the consummation of the transactions contemplated by the Stock Purchase Agreement shall be deemed to be an event described in this
     Section 13(a) and shall not cause the Rights to be adjusted or exercisable in accordance with Section 12 or 13.

     7. Section 13(b)(ii) of the Rights Agreement is amended to add the following at the end thereof:

     Notwithstanding anything in this Rights Agreement to the contrary, no Investor, nor any Affiliates or Associates of such Investor, individually or collectively, shall be deemed to be a Principal Party solely as a result of (i) the announcement, approval, execution or delivery of the Stock Purchase Agreement or (ii) the consummation of the transactions contemplated by the Stock Purchase Agreement.

     8. The following Section 14 is inserted into the Rights Agreement, and all subsequent sections are renumbered accordingly, and all cross-references to such renumbered sections are changed to refer to such sections as if renumbered:

          "14. TREATMENT OF STOCK PURCHASE AGREEMENT. Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the announcement, approval, execution or delivery of the Stock Purchase Agreement nor (ii) the consummation of the transactions contemplated by the Stock Purchase Agreement, including exercise of the Warrants, shall cause a Distribution Date, a Stock Acquisition Date, a Flip-In Event or a Flip-Over Event."

     9. EFFECTIVENESS. This Amendment shall be deemed effective as of February 11, 2003. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     10. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Colorado and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Attest:                               RIBOZYME PHARMACEUTICALS, INC.

By: /s/ Marvin Tancer                 By: /s/ Howard W. Robin
   ----------------------------           --------------------------
Name:  Marvin Tancer                  Name:  Howard W. Robin
Title: Chief Financial Officer        Title: President & Chief Executive Officer
       & V.P. Operations

Attest:                               AMERICAN STOCK TRANSFER &
                                      TRUST COMPANY

By: /s/ Susan Silber                  By: /s/ Herbert J. Lemmer
   ----------------------------          ---------------------------
Name:  Susan Silber                   Name:  Herbert J. Lemmer
Title: Assistant Secretary            Title: Vice President